Exhibit 99.1

Inari Medical Appoints Dana G. Mead, Jr. to Board of Directors

IRVINE, CALIFORNIA – October 1, 2021 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”) a medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases, today announced the appointment of Mr. Dana G. Mead, Jr. to its board of directors. Mr. Mead will serve as a member of the Compensation Committee of the board.

“We are pleased to welcome Dana as a new independent director to our board. Mr. Mead’s decades of executive operating experience leading high growth med tech businesses, will be highly valuable to Inari as we enter the next phase of our mission to treat and transform the lives of patients suffering from venous thromboembolism,” said Bill Hoffman, Inari’s Chief Executive Officer.

From May 2019 to February 2021, Mr. Mead served as President and CEO of HeartFlow, Inc., a medical device company located in Redwood City, CA. From November 2016 to May 2019, Mr. Mead served as the President and Chief Executive Officer of Beaver-Visitec International, a medical device company located in Waltham, MA. Previously, Mr. Mead was a Strategic Advisor and Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, having joined the firm in May 2005 where he served until June 2016. Mr. Mead was at Guidant Corporation, a cardiovascular medical device company, from 1992 to 2005, most recently as President, Guidant Vascular Intervention. Since July 2008, Mr. Mead has served as a member of the board of directors of Inspire Medical Systems, Inc., a NYSE listed medical technology company. Since February 2010, Mr. Mead has served on the board of directors of Pulmonx Corporation, a NASDAQ listed medical device company, and since June 2007 on the board of directors of Intersect ENT, Inc., a NASDAQ listed medical device company. Mr. Mead also served on the board of directors of Teladoc, Inc., a NYSE listed telehealth platform company, from August 2011 to December 2016.

About Inari Medical, Inc.

Inari Medical, Inc. is a medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases. Inari has developed two minimally-invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The company purpose-built its products for the specific characteristics of the venous system and the treatment of the two distinct manifestations of venous thromboembolism, or VTE: deep vein thrombosis and pulmonary embolism. The ClotTriever system is 510(k)-cleared by the FDA and CE Mark approved for the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by the FDA and CE Mark approved for the treatment of pulmonary embolism and clot in transit in the right atrium.

Investor Contact:

Westwicke Partners

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com

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